Exhibit 10.8

SETTLEMENT AGREEMENT

This Settlement Agreement ("Agreement") is made effective this 20th day of May, 2015 by and between ActiveCare, Inc., a Delaware corporation (the "Company"), and Advance Technology Investors, LLC ("ATI").

WHEREAS,    the Company and ATI entered into that certain Distribution Agreement dated October 3, 2013 (the "Distribution Agreement") and attached hereto as Exhibit A wherein ATI was granted an Exclusive Distributorship to the territory of New York, New Jersey and Connecticut by ATI paying the Company the sum of $495,500; and

WHEREAS,    the terms and conditions of the Distribution Agreement require the Company to make minimum payments of $30,000 per month into perpetuity unless terminated by one of the parties; and

WHEREAS,    the Company made a total of 10 monthly payments or $300,000 on the Distribution Agreement and is currently in default on the Distribution Agreement and owes ATI $300,000 in accrued payments ("Accrued Payments"); and

WHEREAS,    ATI received 450,000 Company warrants exercisable at $1 per share with an expiration date of September 30, 2018 (the "Warrants"); and

WHEREAS,    Company has the right to terminate the Distribution Agreement by paying aggregated payments to ATI of $500,000 (of which it has currently paid $300,000) plus shares equal to $500,000 divided by the previous average seven day closing price of the Company which is $.22 per share as to the effective date of this Agreement; and

WHEREAS,     the Company and ATI desire to settle and terminate the distribution Agreement.

NOW, THEREFORE,    in consideration of the foregoing, and the agreements set forth below, the parties agree as follows:

1.            Termination of Distribution Agreement.    The parties hereby mutually agree to the termination of the Distribution Agreement.

2.            Payment of Purchase of Distribution Agreement.    As consideration for the early termination of the Distribution Agreement by ATI and as a default penalty for not paying the Accrued Payments, the Company shall issue to ATI 3,000,000 common shares of the Common Stock of the Company ("Common Shares").  In addition, the Company will issue a promissory note in the principal amount of $300,000 with interest at 12% payable upon an equity raise in excess of $3,000,000 and with the ability to convert at anytime into common shares at $.30 per share (the "Promissory Note").  A copy of the Promissory Note is attached hereto as Exhibit B.  In addition, the Company agrees to pay the annual renewal premium on the key man life insurance policy with ATI as the owner and beneficiary.  Also, the Company agrees to lower the exercise price of the Warrants to $.40 per share and extend the expiration date to March 31, 2020.

3.            ATI Ownership of Common Shares.    Notwithstanding anything to the contrary set forth in the applicable Settlement Agreement and/or the Warrant Agreement, ATI and Company agree that unless ATI delivers to the Company at least sixty-five (65) days advance written notice of its desire and intent to beneficially own 10% or more of the Company's Common Stock, the Company will not issue and deliver any portion of the Common Shares to ATI if and to the extent that such issuance would result in ATI becoming the beneficial owner (as determined in accordance with Section 13 (d) of the Exchange Act) of more than 9.99% of the issued and outstanding Common Stock of the Company.

4.	Release.

4.1.              In consideration of the promises and covenants contained herein, and upon receipt of the consideration provided by Section 2 hereof, ATI hereby releases and forever discharges the Company and its officers, director, representatives, agents, attorneys, successors and assigns (all of whom are collectively referred to herein as the "Company Releasees") of and from any and all claims, actions, causes of action, rights, demands, debts, obligations, or damages, of whatever nature or kind, known or unknown, at law or in equity, which they, or one or more of them, have or purport to have against the said Company Releasees, or one or more of them, arising or occurring prior to the effective date of this Agreement.  The claims released herein include, without limitation, any claims in any way arising out of, based upon, or relating to any acts, omissions, transactions or events could have or reasonably should have been raised or asserted in any action, and any other tort, contract or statutory claim.

4.2.              Notwithstanding the release of claims contained in paragraph 3.1 above, the parties agree that ATI is not releasing any claims that may arise in the future based upon any breach by the Company of any obligation owed under this Agreement.

5.	Other Provisions.

5.1.            Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, five (5) days after the date of deposit in the United States Mail, as follows:

(i)	If to the Company, to:
ActiveCare, Inc.
1365 West Business Park Dr.
Orem, Utah 84058

With a copy (which shall not constitute notice hereunder) to:

Durham Jones & Pinegar, P.C.
Attention:  Kevin R. Pinegar, Esq.
111 East Broadway, Suite 900
Salt Lake City, Utah 84111

(ii)	If to ATI:
Advance Technology Investors, LLC
C/O Steven Weidman
154 Rock Hill Road
Spring Valley, New York 10977

Any party may change its address for notice hereunder by notice to the other parties hereto.

5.2.            Entire Agreement.  This agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

5.3.            Governing Law:  Venue.  The Agreement shall be governed and construed in accordance with the laws of the State of Utah applicable to agreements made and to be performed entirely within such state.  The parties submit themselves to the jurisdiction of the Federal and State courts located in Utah and agree to commence any lawsuit arising under or relating to this Agreement in such courts.

5.4.            Assignment.  This Agreement and any rights and obligations hereunder, may not be assigned by any party hereto without the prior written consent of the other party.

5.5.            Headings.  The headings of this Agreement are for reference only and shall not in any way affect the meaning or interpretation of this Agreement.

5.6.            Indemnification.  The Company hereby indemnifies and holds ATI harmless from and against any and all losses, claims, damages, and law suits (including costs of investigation and reasonable legal fees, and expenses at trial or on appeal) which arise out of or result from ATI's association with the Company through this Agreement as long as the event, act, omission is not directly attributable to a misdeed or misrepresentation of ATI.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Date first above-written.

ActiveCare, Inc.                                                                                                  Advance Technology Investors, LLC

By: ________________________________                                                                                                                By: _________________________________

Its: ________________________________                                                                                                                Its: _________________________________